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      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 6, 2000
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                             COLLEGIATE PACIFIC INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                               22-2795073
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

      13950 SENLAC DRIVE NO. 200
         FARMERS BRANCH, TEXAS                           75235
(Address of principal executive offices)               (Zip Code)

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

          Title of each class                     Name of each exchange on which
          To be so registered                     each class is to be registered
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COMMON STOCK, PAR VALUE $.01 PER SHARE               AMERICAN STOCK EXCHANGE

    COMMON STOCK PURCHASE WARRANTS                   AMERICAN STOCK EXCHANGE

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

  SECURITIES ACT REGISTRATION STATEMENT FILE NUMBER TO WHICH THIS FORM RELATES:

                                 NOT APPLICABLE
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        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:


                                      NONE
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                                (Title of Class)

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ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

          All of the issued outstanding shares of Collegiate Pacific Inc. Common Stock, par value $.01 per share (the "Common Stock") are, and when issued and paid for will be, fully paid and non-assessable. Collegiate Pacific Inc. (the "Company") is authorized to issue 50,000,000 shares of Common Stock.

          The Company issued 4,237,748 Common Stock Purchase Warrants (the "Warrants") (subject to adjustment for anti-dilution purposes) pursuant to a Warrant Agreement between the Company and Continental Stock Transfer and Trust Company, Inc. (the "Warrant Agent"). Each record holder of Common Stock as of May 26, 2000 received a special dividend from the Company of one Warrant for each share of Common Stock owned by the record holder.

          Each Warrant entitles the registered holder to purchase from the Company, for cash, one share of Common Stock at $10.00 per share. The number of shares purchasable upon exercise of each Warrant and price per share may be adjusted under certain conditions.

          Holders may exercise the Warrants at any time on or before May 26, 2005, unless extended by the Company. The Warrants are callable and cancelable at a cancellation price of $.10 per share of Common Stock purchasable upon exercise of the Warrants. If the Company calls the Warrants for cancellation, holders may exercise the Warrants at any time prior to the close of business on the business day preceding the date fixed for cancellation.

          The Warrant holders do not have any rights (including voting rights, rights to receive dividends, or other rights as described below) as a shareholder of the Company unless or until the holder exercises the Warrants.

          A.   Voting Rights.

          Holders of the Common Stock are entitled to one vote per share on matters to be voted upon by the shareholders. Shareholders do not have cumulative voting rights.

          B.   Dividends.

          Holders of the Common Stock are entitled to receive dividends from available funds if and when declared by the Board of Directors of the Company and to share dividends equally. The Company does not anticipate paying any dividends for the foreseeable future and anticipates that any earnings of the Company will be retained for expansion purposes. Any future dividends will depend upon such factors as the Company's future earnings, its operating and financial conditions, its capital requirements and general business conditions.


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          C.   Other Rights.

          Holders of the Common Stock are entitled to share ratably in the assets of the Company legally available for distribution to shareholders in the event of liquidation, dilution or winding up of the Company. Holders of the Common Stock have no pre-emptive, subscription, redemption or conversion rights.

ITEM 2.   EXHIBITS.

          The following is a list of all exhibits filed as part of this registration statement:

          Exhibit 1. Form of the Registrant's Certificate of Incorporation. (1)

          Exhibit 2. Form of the Registrant's Bylaws. (1)

          Exhibit 3. Specimen of stock certificate representing the securities registered hereunder. (1)

          Exhibit 4. Specimen of common stock purchase warrant representing the right to purchase the securities registered hereunder. (2)

          (1) Filed as an exhibit to the Company's Registration Statement on Form 8-A filed on September 10, 1999.

          (2) Filed as an exhibit to the Company's Registration Statement on Form SB-2 (No. 333-34294) filed on April 7, 2000, and as amended on May 8, 2000.


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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: June 6, 2000

                                     COLLEGIATE PACIFIC INC.



                                     By: /s/ MICHAEL J. BLUMENFELD
                                         ---------------------------------------
                                         Michael J. Blumenfeld
                                         Chairman, President and Chief Executive
                                               Officer